===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 3)

                   Under the Securities Exchange Act of 1934

                        Vanguard Cellular Systems, Inc.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
                ------------------------------------------------
                         (Title of Class of Securities)

                                     922022
                        -------------------------------
                                 (CUSIP Number)


                            Marilyn J. Wasser, Esq.
                      Vice President -- Law and Secretary
                                   AT&T Corp.
                             295 North Maple Avenue
                           Basking Ridge, N.J. 07920
                                 (908) 221-2000
      --------------------------------------------------------------------

                  Name, Address and Telephone Number of Person
                                   Authorized
                     to Receive Notices and Communications)


                                With a copy to:
      --------------------------------------------------------------------
                              David M. Silk, Esq.
                         Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street New York, New York 10019
                                 (212) 403-1000


                                 March 27, 1999
      --------------------------------------------------------------------
                  (Date of Event Which Requires Filing of This
                                   Statement)


 If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ].

                                Page 1 of 6 Pages

===============================================================================

                                  SCHEDULE 13D


----------------                                               -----------------
CUSIP NO. 922022                                               Page 2 of 6 Pages
----------------                                               -----------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    AT&T CORP.
    I.R.S. IDENTIFICATION NO. 13-4924710
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC, OO

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                           / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                   7  SOLE VOTING POWER
                      13,914,281
   NUMBER OF       -------------------------------------------------------------
    SHARES         8  SHARED VOTING POWER
 BENEFICIALLY         -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9  SOLE DISPOSITIVE POWER
    PERSON            13,914,281
     WITH          -------------------------------------------------------------
                   10 SHARED DISPOSITIVE POWER
                      -0-
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      13,914,281
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.5% (assuming exercise of the Vanguard Option, the Stockholders' Options and the Charitable Trust and Family Foundation Stockholders' Options and the acquisition by certain executive officers of Vanguard not parties to Voting Agreements of 1,580,045 shares of Vanguard Common Stock pursuant to exercises of options in connection with the Executive Loan Program)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

                      CO
--------------------------------------------------------------------------------

     AT&T Corp. hereby amends the Schedule 13D (as previously amended, the "Schedule 13D") originally filed on October 13, 1998 and amended on November 9, 1998 and January 4, 1999 as set forth herein. Capitalized terms used without definition in this Amendment No. 3 to the Schedule 13D shall have the respective meanings ascribed thereto in the Schedule 13D.

     On March 27, 1999, AT&T and Vanguard first mailed to Vanguard shareholders a Proxy Statement in connection with the Vanguard's Special Shareholders' Meeting. Reference is made to such Proxy Statement, which is hereby incorporated by reference herein.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          8. Proxy Statement (incorporated by reference to the Proxy Statement/Prospectus included in AT&T's Registration Statement on Form S-4 File No. 333-75083).

                                   SIGNATURES

     After reasonable inquiry and to my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 1999

                                             AT&T CORP.


                                             By: /s/ Robert Feit
                                                 ---------------------------
                                             Name:  Robert Feit
                                             Title: General Attorney and
                                                    Assistant Secretary

                               INDEX OF EXHIBITS

          8. Proxy Statement (incorporated by reference to the Proxy Statement/Prospectus included in AT&T's Registration Statement on Form S-4 File No. 333-75083).